EXHIBIT 99.1

[GRAPHIC]	Health Net, Inc 21650 Oxnard Street Woodland Hills, CA 91367 818.676.60000 800.291.6911 www.health.net

News Release

Media Contact:	Lisa Haines 818.676.7912 lisa.j.haines@health.net

Investor Contact:	David Olson 818.676.6978 david.w.olson@health.net

HEALTH NET’S FOURTH QUARTER INCOME FROM

OPERATIONS CLIMBS TO $.78 PER DILUTED SHARE

Improvements in Health Plan MCR and Administrative Ratio Highlight Results;

Sales of Dental, Vision, and Employer Services Divisions Completed

LOS ANGELES, February 11, 2004 – Health Net, Inc. (NYSE:HNT) today announced that 2003 fourth quarter income from operations per diluted share climbed 117 percent to $.78 compared with $.36 per diluted share restated in the fourth quarter of 2002. Health Net reported net income of $90,268,000 in the fourth quarter of 2003. This includes pretax gains related to the sales of its Dental, Vision, and Employer Services divisions of $18,901,000 and pretax asset impairments of $16,409,000 related to buildings held for sale and an investment in an online service that connects providers and insurers. Net income in the fourth quarter of 2002 amounted to $45,152,000, including the negative pretax effects of $48,170,000 in asset impairments.

Key points of the fourth quarter of 2003 included:

•	A Health Plan Medical Care Ratio (MCR) of 81.7 percent, an improvement of 136 basis points compared to the same period last year and 42 basis points compared with the third quarter of 2003. The company noted that the rate of growth in health care costs is beginning to slow down;

•	Health Net’s Administrative Ratio was 10.6 percent, a 10 basis point improvement compared to the same period last year and 20 basis points lower than the third quarter of 2003. The improvement resulted from the elimination of administrative expenses associated with the company’s Employers Services division which was sold on October 31, 2003;

•	Commercial Health Plan enrollment, excluding the loss of CalPERS membership effective January 1, 2003, increased by approximately 61,600 members, or approximately 2.3 percent, compared to the end of the fourth quarter of 2002. Individual and Small Group enrollment increased from the end of the third quarter of 2003 by approximately 16,000 members, continuing Health Net’s steady gains in this segment;

•	A Debt-to-Total Capital ratio of 23.5 percent, below the company’s stated target of 30 percent. It was 23.4 percent at the end of 2002;

•	The repurchase of an additional 1,002,800 shares of the company’s common stock. The company has repurchased 16,799,255 shares through December 31, 2003, under its stock repurchase program announced on May 2, 2002, as amended in August 2003, to add an additional $200 million in repurchase authorization; and

•	Days claims payable declined to 49.9 days at the end of the fourth quarter of 2003, compared with 50.9 days at the end of the prior quarter. The decline resulted primarily from lower health care costs. Total reserves for claims and other settlements increased by $33,411,000 to $1,034,775,000 as of December 31, 2003, compared to September 30, 2003.

“Our successful fourth quarter and 2003 clearly demonstrate that we are doing the things necessary to achieve profitable growth and build stockholder value,” said Jay Gellert, president and chief executive officer of Health Net.

“We continue to focus our operations as we completed the sale of our Employer Services business to First Health and our Dental and Vision divisions to SafeGuard. Our disciplined approach to the market and to pricing resulted in enrollment gains in targeted segments and improvement in the MCR,” Gellert added.

The company noted that its systems consolidation project, known as Health Net One, is scheduled for implementation in the third quarter of 2004, and is approximately 72 percent complete based on the planned labor hours for the project.

“We expect significant improvements in the administrative expense ratio in the second half of this year,” Gellert explained.

Restatements

Health Net is restating results for adjustments resulting from workers’ compensation expenses for Health Net employees, lease expenses and miscellaneous adjustments for the first three quarters of 2003 and for the full years of 2002 and 2001. These adjustments, the majority of which affect the G&A expense line, amounted to an increase of net income of $4,398,000, for the first three quarters of 2003, or approximately $.03 per diluted share. There was no impact on earnings per share in the fourth quarter of 2002.

Additional detail will be supplied in the company’s 2003 Annual Report on Form 10-K expected to be filed by March 15, 2004.

Revenues

Health Net’s total revenues rose 4.9 percent in the fourth quarter of 2003 to $2,779,313,000 from $2,648,111,000 in the fourth quarter of 2002. Health plan services revenue climbed 3.6 percent to $2,295,217,000 in the fourth quarter of 2003 compared to $2,215,384,000 in the fourth quarter of 2002.

Health plan services revenue gains were the result of higher commercial and Medicare premium yields across the company’s health plans. The overall premium yield per member per month (PMPM) in the fourth quarter of 2003 rose 7.0 percent compared to the same period in 2002. The premium yield on commercial alone rose by 8.9 percent in the fourth quarter of 2003 compared to the fourth quarter of 2002. For the full year 2003, the commercial premium yield rose 11.8 percent versus 2002.

Total commercial enrollment declined by 4.0 percent in the fourth quarter of 2003 compared to the same period in 2002, due to Health Net’s January 1, 2003 loss of the 175,000-member CalPERS account and its exit from the Pennsylvania market in the second half of 2003.

The driver of commercial growth in the fourth quarter of 2003 was again the Small Group and Individual markets, up a robust 10.2 percent compared with the fourth quarter of 2002. New products and improved broker relationships are fueling this growth.

In the fourth quarter of 2003, Health Net’s Government contracts revenue rose 15.2 percent from the fourth quarter of 2002, reaching $464,214,000. This was largely due to the effects on the TRICARE program from the nation’s ongoing heightened military activity. The company noted that an increased number of TRICARE enrollees continue to seek care in the private sector as many military health care professionals continue to be deployed abroad. As more care is provided in the private sector, contract costs and revenues rise.

“The implementation work on our new TRICARE contract for the North region is on schedule. We were pleased the protests were denied,” Gellert noted.

Other income decreased by $7,193,000 in the fourth quarter of 2003 compared to the fourth quarter of 2002, primarily due to lost revenue from the sale of the company’s Employer Services division. This sale helped lower the administrative ratio in the quarter.

In the fourth quarter of 2003, net investment income was $13,893,000, a decrease of $2,564,000 from the fourth quarter of 2002, primarily due to the lower interest rate environment in 2003 compared to 2002. Investment income in the fourth quarter of 2003 decreased by $3,781,000 from the third quarter of 2003. The third quarter of 2003 benefited from a gain on sale of a common stock holding.

Health Care Costs

Overall PMPM health plan health care costs rose by 5.3 percent in the fourth quarter of 2003 compared to the fourth quarter of 2002. Commercial PMPM health care costs rose by 6.3 percent. For the year, commercial PMPM health care costs rose by 10.8 percent. Continuing the company’s improving trends, the 2003 fourth quarter health plan MCR improved by 136 basis points from the fourth quarter of 2002 to 81.7 percent.

The Government contracts cost ratio decreased by 16 basis points to 96.5 percent, compared to the fourth quarter of 2002 as restated.

Administrative Expenses

In the fourth quarter of 2003, Health Net’s administrative ratio (G&A plus depreciation) was 10.6 percent, a decrease of 10 basis points compared to the fourth quarter of 2002. Total general, administrative and depreciation expenses were $242,902,000 in the fourth quarter of 2003. The administrative ratio was lower in 2003’s fourth quarter due to the divestiture of the company’s Employer Services division as compared to the fourth quarter of 2002.

Health Net’s selling expenses increased by $4,812,000 to $59,021,000 in the fourth quarter of 2003 compared to $54,209,000 in the same period in 2002, consistent with the strong growth in broker-driven segments such as Small Group. The selling costs ratio was 2.6 percent for the fourth quarter of 2003, an increase of 20 basis points over the same period last year.

Balance Sheet Highlights

Cash and investments as of December 31, 2003 were $1,942,473,000 compared with $1,729,217,000 as of September 30, 2003.

The TRICARE receivable decreased by $44,642,000 from the end of the third quarter of 2003 to $90,928,000 at year-end.

Debt remained unchanged from the third quarter of 2003. The debt-to-total capital ratio was 23.5 percent as of the end of the fourth quarter of 2003, well below the company’s target of 30 percent. The debt-to-total capital ratio at the end of the third quarter of 2003 was 24.5 percent.

Reserves for claims and other settlements increased by $33,411,000 as of the end of the fourth quarter of 2003 versus the end of the third quarter of 2003.

For the full year 2003, Health Net recorded a total of $21,518,000 in negative reserve adjustments related to health care claims from years before 2003. Of this amount, $10,155,000 is attributable to health plans and $11,363,000 is attributable to the company’s government contracts business.

Cash Flow

The company generated $378,585,000 of cash flow from operations for the full year of 2003, consistent with its expectations as of the end of 2003’s third quarter.

“The cash performance in 2003 gave us the capacity and flexibility to buy back stock,” Gellert noted.

Health Net repurchased 1,002,800 shares of its common stock in the fourth quarter of 2003. Since the inception of its stock repurchase program in May 2002, Health Net has repurchased 16,799,255 shares at an average price of $26.96 through December 31, 2003.

Outlook

For the first quarter of 2004, the company believes that a range of $.51 to $.55 per diluted share is reasonable given the impact of leap year with an additional day of health care costs, its typical seasonality and the ongoing expenses associated with its system conversion. The company had not commented previously on expected quarterly earnings.

The company does expect earnings improvement for the full year of 2004, especially in the second half of the year when it believes it will begin to realize substantial administrative expense savings following the completion of its systems conversion project. For the full year of 2004, Health Net currently believes that a range of earnings between $2.92 and $3.07 per diluted share is reasonable given general conditions in its markets and specific challenges faced by its Northeast division.

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements (including without limitation the statements above under the headings “Restatements,” and “Outlook”). Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

As previously announced, Health Net will discuss the company’s fourth quarter results during a conference call with investors on Wednesday, February 11, 2004, at approximately 11:00 a.m. EST. To listen to the call, please dial 913.981.5571, code 202273. A live webcast and replay of the conference call also will be available at www.health.net. The conference call webcast is open to all interested parties. A replay of the conference call will be available following the call on Wednesday, February 11 through Sunday, February 15, 2004, by dialing 719.457.0820, code 202273. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended

December 31, 2002, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

Health Net, Inc. is one of the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.3 million individuals in 14 states through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.health.net.

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[Six pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	As Restated Fourth Quarter Ended December 31, 2002	As Restated First Quarter Ended March 31, 2003	As Restated Second Quarter Ended June 30, 2003	As Restated Third Quarter Ended September 30, 2003		Fourth Quarter Ended December 31, 2003
REVENUES:
Health plan services premiums	$2,215,384	$2,237,328	$2,259,867	$2,300,807		$2,295,217
Government contracts	403,088	453,556	465,727	482,276		464,214
Net investment income	16,457	13,075	14,004	17,674		13,893
Other income	13,182	11,822	12,704	15,863		5,989

Total revenues	2,648,111	2,715,781	2,752,302	2,816,620		2,779,313

EXPENSES:
Health plan services	1,841,235	1,861,190	1,888,966	1,890,408		1,876,274
Government contracts	389,789	433,517	443,549	464,295		448,162
General and administrative	222,792	224,648	219,333	236,766		230,024
Selling	54,209	54,636	56,800	62,562		59,021
Depreciation	16,068	15,011	14,453	13,561		12,878
Amortization	993	669	669	669		767
Interest	9,862	9,762	9,769	9,763		9,841

	2,534,948	2,599,433	2,633,539	2,678,024		2,636,967
Asset impairments	48,170 (a)	—	—	—		16,409	(c)
Gain on sale of businesses	—	—	—	—		(18,901	)(d)

Total expenses	2,583,118	2,599,433	2,633,539	2,678,024		2,634,475

Income from continuing operations before income taxes	64,993	116,348	118,763	138,596		144,838
Income tax provision	19,841	44,213	43,822	51,876		54,570

Income from continuing operations	45,152	72,135	74,941	86,720		90,268
Discontinued operations:
Loss on settlement from disposition, net of tax	—	—	—	(89,050	)(b)	—

Net income (loss)	$45,152	$72,135	$74,941	$(2,330)		$90,268

Basic earnings (loss) per share:
Income from continuing operations	$0.37	$0.61	$0.64	$0.75		$0.80
Loss on settlement from disposition, net of tax	—	—	—	(0.77)		—

Net	$0.37	$0.61	$0.64	($0.02)		$0.80

Diluted earnings (loss) per share:
Income from continuing operations	$0.36	$0.60	$0.63	$0.74		$0.78
Loss on settlement from disposition, net of tax				(0.76)		—

Net	$0.36	$0.60	$0.63	($0.02)		$0.78

Diluted earnings per share before other items:
Income (loss) from operations - Diluted	$0.36	$0.60	$0.63	($0.02)		$0.78
Asset impairments	0.24 (a)	—	—	—		0.06	(c)
Gain on sale of businesses		—	—	—		(0.08	)(d)
Loss on settlement from disposition		—	—	0.76	(b)	—

Net income before other items	$0.60	$0.60	$0.63	$0.74		$0.76
Weighted average shares outstanding:
Basic	122,444	118,972	116,446	115,122		113,515
Diluted	123,999	120,577	118,631	117,827		115,943
Ratios:
Health plan services MCR	83.1%	83.2%	83.6%	82.2%		81.7%
Government contracts cost ratio	96.7%	95.6%	95.2%	96.3%		96.5%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.7%	10.7%	10.3%	10.8%		10.6%
Selling costs ratio (Selling costs / HP serv rev)	2.4%	2.4%	2.5%	2.7%		2.6%
Days claims payable	52.8	52.0	53.1	50.9		49.9

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	As Reported December 31, 2002	As Restated December 31, 2002	December 31, 2003
ASSETS

Current Assets
Cash and cash equivalents	$841,164	$832,793	$859,684
Investments - available for sale	1,008,975	1,008,975	1,082,789
Premiums receivable, net	166,068	163,853	144,968
Amounts receivable under government contracts	78,404	77,969	90,928
Reinsurance and other receivables	108,147	108,147	105,074
Deferred taxes	78,270	81,583	69,496
Other assets	91,376	90,899	84,842

Total current assets	2,372,404	2,364,219	2,437,781
Property and equipment, net	199,218	199,218	190,900
Goodwill, net	762,066	762,066	729,506
Other intangible assets, net	22,339	22,339	19,918
Deferred taxes	—	—	19,073
Other noncurrent assets	110,650	110,650	151,383

Total Assets	$3,466,677	$3,458,492	$3,548,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Reserves for claims and other settlements	$1,036,105	$1,027,779	$1,034,775
Health care and other costs payable under government contracts	224,235	219,454	254,822
Unearned premiums	178,120	175,846	178,115
Accounts payable and other liabilities	263,590	279,419	309,209

Total current liabilities	1,702,050	1,702,498	1,776,921
Senior notes payable	398,821	398,821	398,963
Deferred taxes	9,705	9,705	—
Other noncurrent liabilities	47,052	47,052	77,468

Total Liabilities	2,157,628	2,158,076	2,253,352

Stockholders’ Equity
Common stock and additional paid-in capital	730,626	730,626	789,392
Restricted common stock	1,913	1,913	5,885
Unearned compensation	(1,441)	(1,441)	(3,995)
Treasury Class A common stock, at cost	(259,513)	(259,513)	(549,102)
Retained earnings	826,379	817,746	1,052,760
Accumulated other comprehensive income	11,085	11,085	269

Total Stockholders’ Equity	1,309,049	1,300,416	1,295,209

Total Liabilities and Stockholders’ Equity	$3,466,677	$3,458,492	$3,548,561

Debt-to-Total Capital Ratio	23.4%	23.5%	23.5%

Health Net, Inc.

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

Year Ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$235,014
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	58,677
Gain on sale of businesses	(18,901)
Asset impairments	16,409
Loss on settlement from disposition of discontinued operations	89,050
Other changes	5,138
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable	16,262
Unearned premiums	3,711
Other assets	31,355
Amounts receivable/payable under government contracts	22,409
Reserves for claims and other settlements	10,452
Accounts payable and other liabilities	(90,991)

Net cash provided by operating activities	378,585

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	294,976
Maturities of investments	572,245
Purchases of investments	(977,266)
Net purchases of property and equipment	(54,915)
Net cash received from the sale of businesses	90,316
Restricted investments and other activity	(30,878)

Net cash used in investing activities	(105,522)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	42,330
Borrowings under term loan promissory note	5,680
Repurchases of common stock	(288,318)
Repayment of debt and other noncurrent liabilities	(5,864)

Net cash used in financing activities	(246,172)

Net increase in cash and cash equivalents	26,891
Cash and cash equivalents, beginning of period	832,793

Cash and cash equivalents, end of period	$859,684

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax impairment charges for write-off of investment in MedUnite of $12.4 million and the impairment of IT assets of $35.8 million.

(b)	Loss on settlement from disposition of discontinued operations of $89.1 million, net of tax of $47.9 million, related to the settlement of a lawsuit arising from our 1998 sale of certain of our workers’ compensation subsidiaries.

(c)	Pretax impairment charges for buildings held for sale of $2.6 million and our investment in Navimedix of $13.8 million.

(d)	Pretax $18.9 million gain on the sales of our Employers Services, Dental and Vision divisions.

Health Net, Inc.

Reconciliation of Reserves for Claims

(Amounts in thousands)

	Year Ended December 31,
	2003	2002	2001
Prior year incurred amounts expensed in the current year
Health Plan Services	$10,155	$11,654	($5,238)
Government Contracts	$11,363	($7,456)	($18,686)

Total	$21,518	$4,198	($23,924)

Prior year incurred amounts expensed in the current year as a percent of current year expenses
Health Plan Services	0.2%	0.2%	-0.1%
Government Contracts	0.8%	-0.5%	-1.4%
Total	0.4%	0.1%	-0.3%

As our estimates for health care costs are based on actuarially developed estimates, incurred claims related to prior years may differ from previously estimated amounts. The table above summarizes our amounts incurred in prior years for Health Plan Services and Government Contracts health care costs which have been expensed in the current year. Negative amounts result when claim payments related to prior years are less than our previously estimated amounts (from 2002 Annual report).

HEALTH NET, INC.

Medical Covered Lives at December 31, 2003

( in Thousands)

	Commercial -Large Group			Commercial - Small Group & Individual			Medicare Risk			Medicaid			ASO			Insured Subtotal
	12/03	9/03	12/02	12/03	9/03	12/02	12/03	9/03	12/02	12/03	9/03	12/02	12/03	9/03	12/02	12/03	9/03	12/02
Arizona	67	68	77	52	50	41	36	37	39	—	—	—	—	—	—	156	155	157
California	1,112	1,114	1,257	559	554	502	99	101	102	702	709	721	2	2	2	2,475	2,480	2,583
Connecticut	208	213	249	46	47	56	27	28	29	98	99	105	57	58	57	436	445	495
New Jersey	141	144	160	154	150	140	—	—	—	45	47	48	19	19	2	358	360	350
New York	155	158	137	116	115	112	6	6	7	—	—	—	10	10	11	287	288	267
Oregon	93	87	64	27	22	16	0	0	—	—	—	—	—	—	—	121	109	79
Pennsylvania	4	17	38	—	—	—	—	—	—	—	—	—	—	—	—	4	17	38
Life Companies	—	—	0	0	0	—	—	—	—	—	—	—	—	—	—	0	0	0

Total	1,780	1,801	1,982	954	938	865	169	171	176	846	856	874	88	88	72	3,836	3,855	3,969

Year over Year		(10)%			10%			(4)%			(3)%			23%			(3)%
Sequential		(1)%			2%			(1)%			(1)%			(1)%			(0)%

	12/03	12/02	Year Over Year
TRICARE*
Active Duty Dependents	671	630	7%
Retirees	820	816	0%

Total TRICARE	1,491	1,446	3%

*	Best estimate based on available government data